FOR IMMEDIATE RELEASE
August 4, 2005

Extendicare Health Services, Inc. Achieves Record Operational Results
for the Second Quarter

•	Q2 net income of $15.3 million

•	Assisted Living Concepts (ALC) contributed $11.2 million of EBITDA

•	EBITDA margin of 17.0%

•	Strong Medicare census of 19.1%

•	Nursing home occupancy of 92.7%

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. (EHSI) reported net income of $15.3 million in the 2005 second quarter, compared to $8.8 million in the 2004 second quarter. Results for the 2005 second quarter included a pre-tax loss of $5.1 million on disposal of assets and impairment of long-lived assets compared to a pre-tax gain of $4.5 million in the 2004 second quarter. The valuation of interest rate caps resulted in a pre-tax loss in each of the second quarters of 2005 and 2004 of $0.9 million and $4.3 million, respectively. In addition, the 2004 second quarter included a pre-tax loss of $6.0 million on the refinancing and retirement of debt.

EHSI is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE.MV and EXE.SV; NYSE: EXE).

“EHSI continues to reach new heights, largely driven by the successful deployment of our sales-based model,” said Mel Rhinelander, EHSI’s Chairman and Chief Executive Officer. “In addition, the Assisted Living Concepts acquisition is continuing to perform ahead of our expectations and, we believe it will solidify our position as a significant player in the assisted living component of senior care.”

EHSI’s average daily Medicare patient census on a same-facility basis rose 16.4% to 2,437 compared to 2,093 in the 2004 second quarter, and improved slightly from the 2005 first quarter of 2,433. As a percent of same-facility nursing home census, Medicare patients represented 19.1% in the 2005 second quarter compared to 16.6% in the 2004 second quarter. Nursing home occupancy, on a same-facility basis, rose during the 2005 second quarter to 92.7% compared to 91.8% in the 2004 second quarter, and was down moderately from 93.8% in the 2005 first quarter. The performance on a same-facility basis of EHSI remained strong in the 2005 second quarter as a result of maintaining average daily Medicare census, increased Medicaid funding, and lower utility costs.

EHSI’s acquisition of ALC is performing above management’s initial expectations. For the 2005 second quarter, ALC contributed revenue of $46.6 million and EBITDA of $11.2 million. However, these results were impacted by adjustments that related to the 2005 first quarter, as the Company refined its preliminary purchase price allocation of ALC’s net assets acquired. Excluding these adjustments, ALC’s revenue and EBITDA for the 2005 second quarter were $46.2 million and $10.2 million, respectively.

In July 2005 the Centers for Medicare and Medicaid Services (CMS) announced their final regulations and rates for Medicare for fiscal 2006, subject to approval. If approved, CMS will implement a 3.1% market basket increase effective October 1, 2005, and changes to the Resource Utilization Groups (RUGs) funding categories that will reduce the average per diem rates effective January 1, 2006. While CMS’s proposal was more positive for the industry than previously anticipated, EHSI estimates the new funding formula will result in a net decline in its average Medicare rate per diem of about $10.00, commencing in January 2006.

Additionally, CMS’s recent approval of Indiana’s provider tax plan provided EHSI with 21 months of revenue totaling $13.1 million and earnings before income taxes of $5.6 million, retroactive to July 1, 2003, in the 2005 second quarter.

Quarters ended June 30, 2005 and June 30, 2004
Revenue increased $79.0 million, or 33.9%, over the 2004 second quarter. Excluding new and disposed facilities, revenue on a same-facility basis grew by $34.3 million, or 15.1%, due to: higher prior period settlement adjustments of $12.6 million, primarily associated with the Indiana Medicaid settlements; an average increase in payor rates of $13.6 million; improvements in occupancy and patient mix of $7.2 million; and an improvement of $0.8 million from other items.

EBITDA increased $19.9 million to $53.1 million in the 2005 second quarter from $33.2 million in the 2004 second quarter, and as a percent of revenue increased to 17.0% from 14.2%. New facilities, net of those disposed, contributed EBITDA of $11.6 million in the 2005 second quarter compared to a loss at the EBITDA level of $0.1 million in the 2004 second quarter. In addition, the net impact of prior period revenue and provider tax settlement adjustments contributed EBITDA of $5.0 million in the 2005 second quarter compared to none in the 2004 second quarter. Remaining operations improved EBITDA due primarily to higher resident occupancy and patient mix, with funding improvements mostly offset by cost increases. Labor related costs, on a same-facility basis, were up $9.8 million between periods associated with higher staffing levels to accommodate increased census, and included an average wage rate increase of 1.4%.

Six Months ended June 30, 2005 and June 30, 2004
Revenue increased $141.7 million, or 30.5%, over the first half of 2004. Excluding new and disposed facilities, revenue on a same-facility basis grew by $70.8 million, or 15.7%, due to: favorable prior period settlement adjustments of $26.1 million, primarily associated with the Pennsylvania and Indiana Medicaid settlements; an average increase in payor rates of $28.9 million; improvements in occupancy and patient mix of $15.6 million; and an improvement of $0.2 million from other items.

EBITDA increased $27.1 million to $92.6 million in the first half of 2005 from $65.5 million in the first half of 2004, and as a percent of revenue increased to 15.3% from 14.1%. New facilities, net of those disposed, contributed EBITDA of $15.7 million in the first half of 2005 compared to none in the first half of 2004. In addition, the net impact of prior period revenue and provider tax settlement adjustments contributed EBITDA of $7.8 million in the first half of 2005 compared to $1.3 million in the first half of 2004. Remaining operations improved EBITDA due primarily to higher resident occupancy and patient mix, with funding improvements mostly offset by cost increases. Labor related costs, on a same-facility basis, were up $22.2 million between periods associated with higher staffing levels to accommodate increased census, and included an average wage rate increase of 1.3%.

Net interest costs for the first half of 2005 were up $7.0 million from the first half of 2004. The 2004 results included non-recurring interest income associated with the settlement of the Greystone notes receivable of $2.7 million. The remaining increase was due to the added interest costs associated with the ALC acquisition, partially offset by a decline in other debt and interest rates.

Other Items
During the 2005 second quarter, the Company reported a pre-tax loss of $5.1 million on disposal of assets and impairment of long-lived assets. This net amount was the result of a gain of $0.6 million on the sale of an investment, offset by a $5.7 million provision for asset impairment of a nursing home whose operations were transferred to a third-party in 2004.

In June 2005, EHSI acquired a 127-bed nursing facility in Kentucky for $8.2 million in cash.

EHSI is currently in negotiations for the sale of its six remaining leased nursing home properties in Florida for proceeds of about $10.0 million and a pre-tax gain on sale of approximately $4.0 million. The transaction is anticipated to be completed in the 2005 third quarter.

On August 4, 2005, EHSI amended its $155.0 million credit facility (Amended and Restated Credit Facility) to among other things: increase the borrowing capacity to $200.0 million, comprised of an $86.0 million term loan and a $114.0 million revolving credit facility, and to extend the maturity date for just over one year to July 31, 2010. In addition, EHSI would have the ability, with willing lenders, to increase the term loan or the revolving credit facility by up to $15.0 million, for a total credit facility of up to $215.0 million. Proceeds from the Amended and Restated Credit Facility were immediately used to terminate and repay the balance of ALC’s $34.0 million of borrowings under its GE Capital Term Loan and Credit Facility, and will be used to repay ALC’s approximately $22.0 million of Revenue Bonds. Upon the payment in full of ALC’s Revenue Bonds, and subject to certain limitations, EHSI will no longer be restricted from advancing funds to and from ALC, including funds from borrowings under its Amended and Restated Credit Facility.

Extendicare Health Services, Inc. of Milwaukee, Wisconsin, is a wholly owned subsidiary of Extendicare Inc., and is a major provider of long-term care and related services in the United States. Through its subsidiaries, Extendicare Inc. operates 441 long-term care facilities in the United States and Canada, with capacity for over 34,600 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. Extendicare Inc. employs 37,900 people in North America.

In a separate news release issued today, Extendicare Inc. announced its 2005 second quarter financial results. On August 5, 2005, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the second quarter. The call will be webcast live, and archived, in the investor information section of the Company’s website at www.extendicare.com. Alternatively, the call in number is 1-866-540-8136 or 416-340-8010. For those unable to listen to the call live, a taped rebroadcast will be available until midnight on August 19, 2005. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3158845. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/Investor Documents/Supplemental Information.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2005 presentation.

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the successful integration of Assisted Living Concepts, Inc.; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:
Extendicare Inc.
Christopher Barnes,
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Income

	Three months ended		Six months ended
(thousands of U.S. dollars)	June 30		June 30
	2005	2004	2005	2004
Revenues
Nursing and assisted living facilities	304,451	225,660	590,808	450,086
Outpatient therapy	2,903	3,009	5,630	5,674
Other	4,994	4,659	10,057	9,069

	312,348	233,328	606,495	464,829
Operating and administrative costs	253,440	197,932	503,476	394,878
Lease costs	5,784	2,229	10,392	4,493

EBITDA (1)	53,124	33,167	92,627	65,458
Depreciation and amortization	12,267	8,831	22,607	17,512
Interest expense	10,179	6,658	18,736	14,858
Interest income	(311)	(2,274)	(724)	(3,889)
Valuation adjustment on interest rate caps	939	4,320	2,237	4,393
Loss (gain) on disposal of assets and impairment of
long-lived assets	5,070	(4,469)	4,622	(2,857)
Loss on refinancing and retirement of debt	–	5,978	275	6,332

Income before income taxes	24,980	14,123	44,874	29,109
Income tax expense	9,681	5,297	17,521	10,936

Net income	15,299	8,826	27,353	18,173

(1)	EBITDA refers to income before interest, taxes, depreciation, amortization, valuation adjustment on interest rate caps, loss (gain) on disposal of assets and impairment of long-lived assets, and loss on refinancing and retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
(thousands of U.S. dollars)	June 30		June 30
	2005	2004	2005	2004
Operating activities
Net income	15,299	8,826	27,353	18,173
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	12,267	8,831	22,607	17,512
Provision for self-insured liabilities	2,042	1,650	4,037	3,300
Payments for self-insured liabilities	(2,307)	(1,785)	(7,209)	(4,897)
Amortization of deferred financing costs	455	462	925	839
Purchase accounting adjustments:
Amortization of leases and debt	(168)	–	(251)	–
Amortization of below market resident leases	(1,165)	–	(1,165)	–
Valuation adjustment on interest rate caps	939	4,320	2,237	4,393
Loss (gain) on disposal of assets and impairment of long-lived assets	5,070	(4,469)	4,622	(2,857)
Loss on refinancing and retirement of debt	–	5,978	275	6,332
Deferred income taxes	979	(5,683)	3,497	(9,494)

	33,411	18,130	56,928	33,301
Changes in assets and liabilities
Accounts receivable	472	6,398	(27,252)	8,025
Supplies, inventories and other current assets	2,507	199	2,951	(1,056)
Accounts payable and accrued liabilities	(3,093)	6,828	12,383	2,712
Income taxes	1,449	(1,643)	1,135	(166)
Current due to shareholder and affiliates	(6,540)	3,243	5,204	8,823

Cash provided by operating activities	28,206	33,155	51,349	51,639

Investing activities
Payments for purchases of property and equipment	(5,097)	(6,402)	(11,437)	(11,747)
Payments for new construction projects	(7,407)	(3,143)	(13,106)	(6,943)
Acquisitions	(8,335)	(4,325)	(145,987)	(6,454)
Proceeds from sale of investments	976	4,894	976	4,894
Proceeds from completion of divestiture agreement	–	10,000	–	10,000
Proceeds from repayment of notes receivable	–	16,150	–	20,552
Other assets	(619)	138	1,016	(229)

Cash provided by (used in) investing activities	(20,482)	17,312	(168,538)	10,073

Financing activities
Proceeds from issuance of long-term debt	–	127,376	65,000	128,082
Payments of long-term debt	(1,070)	(205,791)	(20,350)	(219,188)
Net change in line of credit	4,000	–	52,000	–
Outstanding checks in excess of bank balance	(10,091)	–	–	–
Payment of financing costs	–	(13,107)	(125)	(13,107)
Advances from shareholder and affiliate		22,900	–	22,900
Other liabilities	114	(267)	981	217

Cash provided by (used in) financing activities	(7,047)	(68,889)	97,506	(81,096)

Increase (decrease) in cash and cash equivalents	677	(18,422)	(19,683)	(19,384)
Cash and cash equivalents beginning of period	9,252	47,893	29,612	48,855

Cash and cash equivalents end of period	9,929	29,471	9,929	29,471

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

	June 30	December 31
(thousands of U.S. dollars)	2005	2004
Assets
Current assets
Cash and cash equivalents	9,929	29,612
Accounts receivable, less allowances of $12,648 and $10,594, respectively	126,894	95,973
Supplies, inventories and other current assets	21,567	17,751
Income taxes receivable	–	1,654
Deferred state income taxes	2,947	2,664
Due from shareholder and affiliates	21,662	26,179

	182,999	173,833
Property and equipment	746,665	446,085
Goodwill and other intangible assets	82,846	74,554
Deferred state income taxes	2,830	–
Other assets	42,284	41,485

	1,057,624	735,957

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	20,974	22,297
Accrued liabilities	133,991	99,920
Current portion of accrual for self-insured liabilities	12,500	18,000
Current portion of amounts due to shareholder and affiliate	2,974	2,975
Current maturities of long-term debt	5,307	1,071
Income taxes payable	961	–

	176,707	144,263
Long-term debt and capital lease obligations	549,382	290,861
Accrual for self-insured liabilities	22,956	19,725
Other long-term liabilities	19,204	12,448
Deferred state income taxes	–	1,833
Due to shareholder and affiliates	11,893	16,638

	780,142	485,768
Shareholder’s equity	277,482	250,189

	1,057,624	735,957

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
Components of Nursing and Assisted Living Facility Revenue (millions)
Nursing	$248.2	$215.9	$496.2	$430.5
Assisted living	56.2	9.8	94.6	19.6

	$304.4	$225.7	$590.8	$450.1

Nursing Facility Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	33.8%	32.5%	33.5%	32.8%
Private/other	14.6	17.6	14.6	17.6
Medicaid	51.6	49.9	51.9	49.6
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,437	2,093	2,435	2,132
Private/other	1,951	2,114	1,984	2,112
Medicaid	8,409	8,435	8,455	8,375

	12,797	12,642	12,874	12,619

Percent of Average Daily Census by Payor Source (same-facility basis)
Medicare	19.1%	16.6%	18.9%	16.9%
Private/other	15.2	16.7	15.4	16.7
Medicaid	65.7	66.7	65.7	66.4
Average Revenue per Resident Day by Payor Source (excluding prior period settlement adjustments)
Medicare (Part A and B)	$371.48	$357.65	$371.08	$352.12
Private/other	199.22	189.68	197.90	191.20
Medicaid	147.87	136.31	147.77	135.35
Medicare Part A only	342.18	324.50	341.17	321.17

Assisted living facilities average daily census
Same-facility basis	1,341	1,322	1,329	1,325
Total	7,483	1,495	6,441	1,491

Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	92.7%	91.8%	93.2%	91.6%
Assisted living facilities	83.1	85.3	83.8	85.9
Combined nursing and assisted living facilities	91.7	91.1	92.3	91.0

Average Occupancy (excluding managed facilities)
Nursing facilities	92.5%	91.4%	93.0%	91.4%
Assisted living facilities	87.7	85.1	88.0	85.9
Combined nursing and assisted living facilities	90.7	90.7	91.3	90.8